Exhibit 99.1

Transcript of
Beacon Enterprise Solution’s (BEAC)
Third Quarter 2009 Earnings Conference Call
August 12, 2009

Participants
Bruce Widener, Chairman and Chief Executive Officer
Rick Mills, President
Robert Mohr, Chief Accounting Officer

Presentation

Operator
Gentlemen you are live. Please go ahead.

Moderator

Good afternoon. Welcome to the Beacon Solutions Third Quarter call. All participants will be in listen-only mode during this call. The question and answer session will follow the formal presentation.

Questions can be submitted before and during the call via email to investors@askbeacon.com.

Joining us on the call and in the room today we have Bruce Widener, Chairman and CEO, Rick Mills, President and Robert Mohr, Chief Accounting Officer of Beacon Solutions.

Before we begin please be advised that certain matters discussed on this call will include forward-looking statements regarding among other things future operating results. Such statements are subject to a number of risks and uncertainties.

Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various factors. Such factors have been set forth in the company's most recent reports on Forms 10Q and 10K as filed with the Securities & Exchange Commission.

In accordance with Reg FD, this call is being made available to the public. A Web cast replay and transcript will be available on the Investor Relations Section of the company's Web site at www.askbeacon.com later today and will remain available until the next quarterly results call.

It's now my pleasure to introduce your host Mr. Bruce Widener, Chairman and CEO of Beacon Solutions.

Bruce Widener

Thank you. Good afternoon. I'd like to welcome everyone to the call and thank you for joining us today.

As you're probably aware by now, this quarter marked our second consecutive quarter of double-digit revenue growth in the midst of a very challenging economic environment.

Our year over year second quarter revenue was up 45%. Third quarter revenue was up 29%. And we're currently on track to deliver a minimum of 100% year over year revenue growth in the fiscal fourth quarter which ends for us on September 30, 2009.

Rick Mills will talk more specifically about where we are on the path to profitability later in the call. But first I want to address a few points from a high level, specifically timing, sustainability, margins and the continued growth of our business.

First of all, timing. We are on track to achieve profitability this year. As you review our fiscal third quarter results, you'll see that we continue to invest in growing our corporate and customer support infrastructure.

We've been building and maintaining an organization capable of supporting much higher revenue levels than we're currently generating. We've done this because we've had contracts and business working through our sales pipeline that will require it.

The timing of adding these additional resources coupled with the new business that we’re bringing on board is beginning to have a positive impact in the current quarter.

We've recently announced a series of new contract awards and expect to announce others in the coming weeks and months that will generate significant new revenue and gross margin that will soon surpass our operational expenses and result in sustained profitability.

At these higher revenue levels, the process of on-boarding additional new clients should not materially impact earnings going forward.

Secondly, sustainability. Our revenue includes a mixture of recurring service revenue and nonrecurring project revenue. Our infrastructure management service contracts like those with our Fortune 500 pharmaceutical clients and others that we’re pursuing throughout North America and Europe are three years contracts that generate recurring revenue streams.

Demand for our project related services are driven by both sides of the economic cycle -- expansion and contraction. Regardless of whether customers are upsizing, downsizing or just maintaining, they need our services.

This is one of the reasons why we've been able to post consistent growth in the current economic environment. Our business model is sustainable and positions us for success in both the short and long term.

The third point, margin. Our gross margin has fluctuated recently and came in at just over 30% in the third quarter. There are two issues that impacted our margins this quarter. First, the use of subcontractors well on-boarding these new clients and second the revenue mix.

While a 30% blended margin is acceptable, as our revenue continues to grow and the revenue mix shifts more towards higher margin infrastructure management services, we expect our gross margin to return to historical levels and stabilize around the 48% to 50% range in the coming quarters.

The fourth point, continued growth. This week we announced that we had closed two accretive acquisitions. First, we acquired Switzerland-based SymbioTec Solution AG.

SymbioTec is a Layer 1 infrastructure design and engineering firm headquartered near Zürich.

SymbioTec has participated in high profile projects like the Swiss National Post, the Swiss Federal Railway, various fiber to the home initiatives and Layer 1 infrastructure projects for several large multinational corporations throughout Europe, the Middle East and Africa.

This acquisition is expected to contribute over $10 million in additional revenue to our company in fiscal 2010.

Effective with the closing we renamed the company Beacon Solutions AG that now has a strong physical presence in Europe that will serve as a base of operations for an aggressive international expansion that we’ll be discussing more in the coming weeks.

Secondly we acquired the New Jersey branch of Newcome Electronics. We have been working with Newcome as a subcontractor for one of our Fortune 500 clients. And this acquisition will have an immediate positive impact on our margins in the current quarter.

We’re committed to building our business with a combination of accretive acquisitions and organic revenue growth and are pleased to report significant accomplishments in both areas this quarter.

At this point I'd like to turn the call over to our Chief Accounting Officer, Robert Mohr. And he'll discuss our operating results for the fiscal third quarter which ended June 30, 2009. Robert?

Robert Mohr

Thanks Bruce. I’d like to thank everybody for attending the call. I'm going to quickly address the results of operations and financial position of the company. Let's talk about revenues.

For the three months ended June 30, 2009 revenue was up $3 million -- up 29% from 2.4 million in the prior year period.

Revenue for the nine months ended June 30, 2009 was $7.1 million -- up 75% from $4 million in the prior year period.

Costs of goods sold for the fiscal third quarter 2009 totaled approximately $1.5 million. And direct labor and related project expenses totaled $656,000 resulting in a gross profit of approximately $921,000 or 30% of revenue.

As Bruce mentioned, as our projected revenue mix shifts towards higher margin engineering and service components of our business, we anticipate that our gross margin will begin to normalize over the next few quarters at around 48% to 50% of sales.

Operating expenses during the quarter including both cash and non-cash charges and nonrecurring expenses totaled approximately $2.2 million.

Interest expense was $222,000 and non-cash charges related to preferred stock dividends and deemed dividends totaled $160,000 resulting in a net loss of 10 cents per share for the fiscal third quarter.

This resulted in a balance sheet structure where we concluded the quarter at approximately $4.1 million in current assets -- up from $3 million last quarter and approximately 10.9 million in total assets -- up from 9.9 million in the prior quarter.

Total liabilities were 5.8 million which included approximately 2.1 million in related party debt. And that was down from 6.2 million in the previous quarter.

These improvements were driven by the sale of restricted equity which allowed us to continue to grow our business and strengthen our balance sheet.

As a result we ended the period with positive stockholders’ equity of approximately $5.1 million, a net improvement of $1.3 million over the last quarter.

At this point I'll turn the call over to our President, Rick Mills.

Rick Mills

Thanks Robert. Good afternoon everyone on the call today. I'd like to start by summarizing some of our recent contract wins and what they mean to our company.

Then we'll talk about profitability, specifically where we are on the path towards achieving sustained profitability.

Finally I'm going to make an announcement that might make a few waves in our industry and introduce a guest speaker who's going to join the call remotely for a few minutes.

First I want to highlight some of our recent contract wins. In May we announced that Beacon was named as the Exclusive IT Product and Service Provider to a Department of Defense contractor who was one of only nine recipients of a $500 million government communication infrastructure contract.

We've begun receiving purchase orders under the contract and expect it to have a positive impact on our operating results in the future.

In June we announced engagements with three new customers to provide IT infrastructure related products and services that are expected to add approximately 2 million in revenue over the next 12 months.

In July, we announced that Beacon had been contracted to provide infrastructure services for a company recently acquired by one of our existing Fortune 500 pharmaceutical customers.

This new engagement involves facilities located throughout the United States and international facilities including locations in Germany, Spain, Italy, France and the UK.

Each of these engagements moves us closer to profitability which has now become our primary focus.

We've been building our corporate and operational infrastructure to support this new business which is now coming online.

We have been and expect to continue producing significant quarter over quarter revenue growth. Let's examine the trends of our quarter to quarter growth so far this year.

Q2 grew our revenue 26% over Q1. In Q3 we grew our revenue quarter to quarter 33% over Q2. You can expect our quarter to quarter growth to continue to exceed 30% over the next several quarters.

As Bruce mentioned, we expect this revenue growth and the resulting gross margin to begin to eclipse our operating expenses in the current quarter and lead to sustained profitability in 2009.

In addition for several months we've been working to finalize a very large multifaceted European engagement that upon execution should have a dramatic positive impact on our business.

We previously expected the engagement and the resulting revenue increase to be in effect by now. But it's with a very large multinational corporation. And as we all know, they tend to move at their pace, certainly not ours.

So at this point we’re reviewing the final contract addendum. And it looks like the engagement will be finalized and announced within the next 30 to 60 days.

If we were able to finalize the engagement and begin recognizing the resulting revenue, our Q4 revenue growth could be significantly higher than previously stated.

We’ll be providing more details and updates on this engagement and its impact on our company in the coming weeks. But I wanted to go ahead and address it today on the call with everyone to provide you some additional perspective on our business and our sales pipeline.

Finally, at this point I have a special announcement to make and an introduction to make. And for everyone on the call we will be issuing a press release later today after the call is over.

Effective September 1, Jerry Bowman will be joining the Beacon Solutions team as Senior Vice President of Global Services. Jerry most recently served as the Vice President of Enterprise Global Services at CommScope -- a $4 billion New York Stock Exchange company and is considered to be the leader in -leading manufacturer in our market space.

Jerry most recently served as a board member of BICSI - the leading industry association, and is really considered a thought leader in the industry today.

So we've been in discussions with Jerry for a while and are pleased to announce that it's now official.

So at this point I'd like to turn the call over briefly to Jerry who's joining us remotely from North Carolina. Jerry?

Jerry Bowman

Thanks Rick and good afternoon everyone. I'm very excited to join the Beacon Solutions management team and essentially begin a new chapter in my professional life.

After having spent the last 20 years or so in the IT and telecommunications sector, I'm more excited than ever about the unprecedented opportunity that is in front of this company and our ever-changing industry.

My observations and beliefs come in large part from over a decade of leadership positions in BICSI including a second term on the board of directors.

For those of you that don't know, BICSI is probably the leading - or is the leading industry association that has produced the common body of knowledge for the telecommunications industry and offers the gold standard Layer 1 design and installation credentials.

The reason I come to Beacon and come with a sense of urgency and strong belief is that our industry is in the middle of dramatic change. My sense of urgency stems from the growing demand for service delivery firms that can provide customers with the competitive advantage, proven global experience, fewer points of failure, but most importantly, consistent and predictable results all in world record time.

In my experience there are very few if any firms like Beacon with the vision, leadership and resources that are positioned to meet the demand of the new adaptive global corporations we're seeing emerge into the marketplace.

The industry changes that we're witnessing are reversing the trends seen in the 1990s where the success of many technology projects was measured purely by the number of companies that were required to complete the work.

Now major corporations that I've been dealing with are coming to realize that survival in today's fast-moving turbulent economic environment hinges on engaging a single technology partner like Beacon who can provide the consistency and predictability all under a single umbrella.

I am very happy to be joining forces with a company who is unafraid to move and win. And I look forward to bringing you news of Global Services progress in the coming months. Thank you very much and back to you Rick.

Rick Mills

Hey Jerry, thanks very much for joining us down in North Carolina. At this point we look forward to having you on board come September 1. And now I'd like to turn the call back over to Bruce Widener our CEO.

Bruce Widener

Thanks Rick and thanks Jerry. Welcome aboard. Obviously we’re very excited to have you aboard and look forward to great things down the road.

But before we wrap up the call today I just have one more point I wanted to make, one thing I wanted to talk about: and that's about the market and specifically addressing our public shareholders.

Those of you that have been following our company for a while now know that we have very high ambitions for Beacon Solutions. Members of our management team have participated in building other public and private companies from the startup phase to several hundred million dollars to billions of dollars in annual revenue.

We aspire to grow and develop Beacon into an international brand in the global IT infrastructure market and believe that we have the right team and the right business model to accomplish this objective.

We believe that the market for our stock will ultimately reflect our accomplishments and will continue to develop as we continue to execute.

We also believe that we have a responsibility to communicate effectively with the current and potential shareholders in order to do our part in this process.

To this end we began making a concerted effort earlier this year to better inform the market of our progress and have been devoting significant resources to increasing our exposure and awareness in the marketplace.

As a management team, our primary goal is to drive shareholder value through solid consistent growth. We expect to continue our recent growth and will continue to keep the market informed as we progress.

I'd like to conclude now as always by thanking all of our shareholders and our Beacon associates in the United States, Europe and around the globe for their continuing effort and commitment as we work together to transform Beacon into an internationally recognized brand and global IT infrastructure services.

Moderator

This concludes the presentation portion of today's call. Management will now respond to questions that have been submitted via email. We've been monitoring email during the call.

We’ll continue to accept questions over the next several minutes. If you have a question, please submit it now to investors@askbeacon.com, that’s investors@askbeacon.com.

Okay we have, actually have several emails that have come in with duplicate or similar questions. So I'm going to try to make sure we hit these in particular as we go.

First, does the completion of the Newcome and SymbioTec acquisitions affect Beacon's projections for fiscal 2010 referring specifically to profitability in the revenue range 32 million to 47 million?

Bruce Widener

Well we believe that the acquisition of Newcome and SymbioTec, you know, position us to execute and meet if not exceed our projections. Plus it does a few other things for us. Rick, you might want to address a few of those.

Rick Mills

Yes this is Rick Mills. But Newcome specifically really addresses our ability to attract and acquire the right people in the New York, New Jersey corridor to service our expanding customer base up in that area.

So it really gives us the right technical resources. And that's - that was the real reason for Newcome.

Finally a couple other things about that, it will allow us to replace our subcontractor network which should result in improved gross margins that Robert addressed earlier in the call talking about the stabilization of margins, expansion of gross margins, et cetera.

Moderator

Okay. Next question, are losses indicative of the future or is revenue accelerating at a pace faster than expenses?

Robert Mohr

I'll take that one. This is Robert Mohr. I think Bruce and Rick both put it fairly succinctly. Our revenue is accelerating. And it's going to drive gross margins that will eclipse our operating expenses and will drive positive net income.

Moderator

Okay next question. Does the company still believe - actually this is similar. Does the company still believe that it will do over 30 million in revenue next year?

Rick Mills

This is Rick Mills. I'm going to say - answer that. The answer is emphatically yes. We absolutely believe we will exceed that revenue number in our next fiscal year period.

Moderator

Okay next question following for a couple of months a concern I would like addressed, why is the stock price down and why is there such sporadic volume?

Bruce Widener

You know, it's our policy not to comment specifically on our stock price. You know, but as I stated earlier, you know, we believe that the market for our stock will ultimately reflect our accomplishments as we continue to execute.

Now we began making an effort earlier this year to better inform the market of our progress. And we're going to continue, you know, that effort to increase awareness in the marketplace.

Moderator

Okay. Will the company need to raise additional cash in the near future?

Robert Mohr

Yes I'll take that one. This is Robert Mohr again. The reality is as we continue to grow the business at a rapid pace we will require additional capital.

However, our reliance on equity capital will diminish as our revenue growth drives gross margins to exceed our expenses.

Moderator

Okay. Have any of the assumption - and this will be - we’re actually coming up against time. This will be our last question.

Have any of the assumptions that the analysts used to derive the target price of nearly $4 per share changed such as is growth slower than anticipated or costs accelerating faster than anticipated or have market conditions changed?

Bruce Widener

You know, and once again without commenting on stock price specifically, you know, we see no negative changes to the 2010 plan. And these acquisitions specifically SymbioTec and the Newcome acquisition could have a very positive impact on our business.

Moderator

And with that we’ll conclude the Beacon Solutions Third Quarter 2009 Results conference call. We appreciate your participation. And you may now disconnect at this time. Thank you.